Exhibit 10.1

January 20, 2022

Heartland Media Acquisition Corp.

3282 Northside Pkwy

Suite 275

Atlanta, GA 30327

Attention: Robert S. Prather, Jr.

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into or proposed to be entered into by and among Heartland Media Acquisition Corp., a Delaware corporation (the “Company”), and BofA Securities, Inc. and Moelis & Company LLC (“Moelis”), as the representatives (the “Representatives”) of the several underwriters named therein (collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”) of up to 20,125,000 of the Company’s units (including up to 2,625,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), and one-half of one redeemable warrant (each, a “Warrant”). Each whole Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1, as amended, and prospectus, as amended (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on the New York Stock Exchange. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Heartland Sponsor LLC (the “Sponsor”) and each of the undersigned (each, an “Insider” and collectively, the “Insiders”), hereby agree, severally but not jointly, with the Company as follows:

1.       The Sponsor and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Capital Stock owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Capital Stock owned by it, him or her in connection with such stockholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, the Sponsor and each Insider agrees that it, he or she will not sell or tender any shares of Capital Stock owned by it, him or her to the Company in connection therewith.

2.       The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 18 months from the closing of the Public Offering, or up to 21 months from the closing of the Public Offering at (a) the election of the Company, to extend such time up to an additional three months, subject to certain conditions, including the deposit of $1,750,000 (or $0.10 per Unit) into the Trust Account or (b) the approval by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation (any such additional period, an “Extension Period”), it, he or she shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem 100% of the shares of Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable and less up to $100,0000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders of the Company (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agrees not to propose any amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 18 months from the closing of the Public Offering or during any Extension Period, or with respect to any other provision relating to stockholders rights or pre-initial Business Combination activity, unless the Company provides Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that, with respect to the Founder Shares and Private Placement Warrants held by it, he or she, it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company (although the Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within 18 months from the date of the closing of the Public Offering or during any Extension Period). The Sponsor and each Insider hereby further waives, with respect to any shares of Capital Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with (A) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of Common Stock, or (B) a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within 18 months from the closing of the Public Offering or during any Extension Period, or (ii) with respect to any other provision relating to stockholders rights or pre-initial Business Combination activity.

3.       Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of BofA Securities, Inc., except with respect to Moelis, (i) offer, pledge, hypothecate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, any Units, shares of Common Stock, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, any Units, Common Stock, Founder Shares or Warrants, (ii) file with, or submit to, the Commission a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to any Units, shares of Common Stock, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, any Units, Common Stock, Founder Shares or Warrants, (iii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”) with respect to any Units, shares of Common Stock, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, any Units, Common Stock, Founder Shares or Warrants, (iv) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Units, shares of Common Stock, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, any Units, Common Stock, Founder Shares or Warrants whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (v) publicly disclose the intention to undertake any transaction specified in clause (i), (ii), (iii) or (iv) above; provided, however, the foregoing shall not apply to the forfeiture of any Founder Shares pursuant to their terms.

Only with respect to Moelis, notwithstanding the provisions set forth in this section, Moelis agrees not to sell, transfer, assign, pledge, or hypothecate its Class A Common Stock, Warrants or the Class A Common Stock underlying such Warrants (collectively, the “Restricted Securities”), nor shall such Restricted Securities be the subject of any hedging, short-sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days beginning on the date of commencement of the sales of the Public Offering.

4.       In the event of the liquidation of the Trust Account upon the failure of the Company to consummate a Business Combination within 18 months from the date of the closing of the Public Offering or during any Extension Period, the Sponsor (which for purposes of clarification shall not extend to the stockholders, members or managers of the Sponsor or any of the other undersigned) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor (x) shall apply only to the extent necessary to ensure that such claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.25 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay the Company’s taxes (less up to $100,000 of interest to pay dissolution expenses), (y) shall not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

5.       To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 2,625,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees that it shall forfeit, at no cost, a number of Founder Shares equal to the product of 656,250 multiplied by a fraction, (i) the numerator of which is 2,625,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 2,625,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the number of Founder Shares will represent an aggregate of 20.0% of the Company’s issued and outstanding shares of Capital Stock after the Public Offering (not including shares of Common Stock underlying the Warrants or the Private Placement Warrants). The Initial Stockholders agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a stock dividend or share repurchase or contribution back to capital, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares at 20.0% of its issued and outstanding shares of Capital Stock upon the consummation of the Public Offering (not including shares of Common Stock underlying the Warrants or the Private Placement Warrants). In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 2,625,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15.0% of the number of shares included in the Units issued in the Public Offering and (B) the reference to 656,250 in the formula set forth in the first sentence of this paragraph 5 shall be adjusted to such number of Founder Shares that the Sponsor would have to return to the Company in order for the number of Founder Shares to equal an aggregate of 20.0% of the Company’s issued and outstanding shares of Capital Stock after the Public Offering (not including shares of Common Stock underlying the Warrants or the Private Placement Warrants).

6.       The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), 8 and 9 of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.       (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the completion of the Company’s initial Business Combination and (B) subsequent to the Company’s initial Business Combination, if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, or the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) The Sponsor and each Insider agrees that, to the extent it, he or she holds Private Placement Warrants, it, he or she shall not Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Company’s initial Business Combination (the “Private Placement Warrants Lock-up Period,” together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants and shares of Common Stock were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of its initial Business Combination; (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement, as amended, upon dissolution of the Sponsor; or (h) in the event of the Company’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the Company’s completion of a Business Combination; provided, however, that in the case of clauses (a) through (g), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

8.       The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the undersigned’s background. Each Insider’s questionnaire furnished to the Company and the Representatives is true and accurate in all respects. Each Insider represents and warrants that: such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; such Insider has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person or (iii) pertaining to any dealings in any securities and it is not currently a defendant in any such criminal proceeding.

9.       Except as disclosed in, or expressly contemplated by, the Prospectus, none of the Sponsor, any officer or director of the Company or any affiliate of the Sponsor or any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

10.       The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or a director of the Company, as applicable, and hereby consents to being named in the Prospectus as an officer and/or director of the Company, as applicable.

11.       As used herein, (i) “Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in The City of New York, New York, are authorized or required by law to close; (iii) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares; (iv) “Founder Shares” shall mean the 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share, issued and outstanding as of the date hereof (up to 656,250 of which are subject to forfeiture by the Sponsor depending on the extent to which the Underwriters’ over-allotment option is exercised); (v) “Initial Stockholders” shall mean the Sponsor and any Insider that holds Founder Shares prior to the consummation of the Public Offering; (vi) “Private Placement Warrants” shall mean the 9,875,000 warrants (11,056,250 warrants if the Underwriters’ over-allotment option is exercised in full) to purchase shares of Common Stock of the Company that the Sponsor has agreed to purchase for an aggregate purchase price of $9,875,000 (or $11,056,250 if the Underwriters’ over-allotment option is exercised in full) in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vii) “Public Stockholders” shall mean the holders of the Offering Shares; (viii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited; and (ix) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12.       The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each officer or director of the Company shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s officers or directors.

13.       This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (1) each Insider that is the subject of any such change, amendment, modification or waiver, (2) the Company and (3) the Sponsor.

14.       No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Company, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15.       This Letter Agreement may be executed in any number of original, facsimile or other electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16.       This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17.       This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b)), without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18.       Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

19.       This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated by June 30, 2022; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

HEARTLAND SPONSOR LLC

By:	/s/ Robert S. Prather, Jr.
Name: Robert S. Prather, Jr.
Title: Managing Member

/s/ Robert S. Prather, Jr.
Robert S. Prather, Jr.

/s/ Salvatore Muoio
Salvatore Muoio

/s/ Steven Shapiro
Steven Shapiro

/s/ Alan Weber
Alan Weber

/s/ John Zieser
John Zieser

Moelis & Company LLC

By:	/s/ Steven R. Halperin
Name: Steven R. Halperin
Title: Managing Director

[Signature Page to Letter Agreement]

Acknowledged and Agreed:
HEARTLAND MEDIA ACQUISITION CORP.

By:	/s/ Robert S. Prather, Jr.
	Name:	Robert S. Prather, Jr.
	Title:	Chief Executive Officer

[Signature Page to Letter Agreement]